PRESS RELEASE

Innospec REPORTS THIRD QUARTER FINANCIAL RESULTS

Third Quarter Diluted EPS $0.84 vs. Loss of $(0.74) A Year Ago

Third Quarter EBITDA $38.2 million vs. $4.9 million A Year Ago

Newark, Del. -- November 1, 2006 -- Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter and nine months ended September 30, 2006.

Net income for the third quarter was $10.5 million, or $0.84 per diluted share, compared with a net loss of $(9.1) million, or $(0.74) per diluted share, in last year's third quarter. Included in the results are goodwill impairment and a small restructuring charge, partially offset by gains on the sale of real estate, which together had a net negative after-tax impact of $4.0 million, or $0.33 per diluted share, in the third quarter of 2006. A year ago, goodwill impairment, restructuring charges and one off expenses reduced net income by $15.3 million, or $1.24 per diluted share. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $38.2 million, including real estate gains of $9.6 million, compared with EBITDA of $4.9 million in the corresponding period last year. EBITDA is a non-GAAP financial measure that is defined and reconciled with GAAP results in the notes and schedules below.

Total revenues for the quarter were $135.5 million, a 2% increase from $133.0 million a year ago. This increase was achieved despite the continued decline in the Company's Octane Additives business; combined revenues in the Fuel Specialties and Performance Chemicals segments were up 25% from a year ago and accounted for nearly 80% of total revenues for the quarter.

"We are pleased with the significant improvement in Innospec's financial performance during the third quarter -- sequentially as well as year-over-year," said Paul Jennings, President and Chief Executive Officer. "Our Fuel Specialties business continues to deliver excellent results, in part due to the implementation of new U.S. regulations in the diesel fuel market. In addition, as we expected, profitability at Performance Chemicals improved dramatically in the third quarter, and Octane Additives also turned in a stronger performance."

For the first nine months of 2006, net income was $12.1 million, or $0.95 per diluted share, compared with a net loss of $(116.3) million or $(9.40) per diluted share, a year ago. EBITDA for the nine-month period was $82.1 million this year, compared with $36.7 million a year earlier.

In the Fuel Specialties segment, operating income for the third quarter was $13.5 million, a 78% increase from $7.6 million a year ago. The segment's net sales were $75.3 million, up 26% from last year's third quarter. By region, sales increased 25% in the Americas, 54% in the Asia-Pacific region, and 28% in Europe, the Middle East and Africa.

Mr. Jennings said, "In the U.S., Fuel Specialties continues to benefit from its strong market position in diesel fuel, as the leading provider of additives that oil companies and refiners need to meet the new 'ultra-low sulfur diesel' regulations. In other global markets, our independence, proven expertise and service-oriented sales force have helped us win several large new accounts this year, especially in the Asia-Pacific region."

In Performance Chemicals, operating income for the quarter was $2.5 million, compared with a $(0.2) million operating loss a year ago. The segment's net sales of $30.8 million were up 23%, and were strong across virtually all of the segment's businesses. Gross profit nearly doubled at Aroma Fine Chemicals, reflecting price increases and improvements in manufacturing efficiency. Finetex, which serves the detergent and personal care markets, also delivered a substantial profit gain.

The Octane Additives segment again reported year-to-year declines in sales and operating income, due to the loss of a large customer in 2005. Sales for the quarter were $29.4 million, down 39% from a year ago, and operating income of $10.3 million was down 41%. However, the results were significantly above this year's second quarter levels.

Corporate costs for the quarter were $5.3 million, down 4% from last year's third quarter, reflecting the Company's significant cost reductions over the past year. Results for the quarter include a non-cash goodwill impairment charge of $10.4 million in Octane Additives, a restructuring charge of $0.4 million, and $9.6 million in gains on the sale of two properties in the U.K. The results also include $1.4 million in foreign exchange gains, compared with $4.2 million in foreign exchange losses a year ago.

The Company's balance sheet remained strong and highly liquid at the end of the third quarter. Cash totaled $94.2 million, compared with $73.2 million at the end of 2005. Operating cash flow in the quarter has been excellent at $19.6 million bringing year to date to $20.3 million. Total debt as of September 30, 2006 was $150.3 million, and net debt was $56.1 million, compared with stockholders' equity of $320.4 million. The Company repurchased an additional 182,000 shares of Innospec common stock during the third quarter, bringing total stock repurchases through September 30 to approximately 600,000 shares.

Mr. Jennings concluded, "Based on our performance through the first nine months of the year, we now expect results in Fuel Specialties -- and the Company overall -- to exceed our original expectations for 2006. We have clearly passed the inflection point at which strong growth in our ongoing businesses is offsetting the declines in Octane Additives, and the Company is continuing to generate substantial cash flow. Fuel Specialties and Performance Chemicals are leaders in most of their markets, with above-average growth rates and profit margins. We look forward to leveraging their strong market positions in the years ahead, both organically and through potential strategic acquisitions."

Conference Call and Webcast

Innospec management will host a conference call to discuss this announcement on Thursday, November 2, 2006 at 10:00 a.m. ET. The call can be accessed by dialing 800-289-0544 (U.S. and Canada) or 913-981-5533 (international), with the presentation being available via a simultaneous webcast on the Company's website at www.innospecinc.com. The webcast and audio replay will be available from 1:00 p.m. ET on November 2 through 11:59 p.m. ET on November 9, 2006. The replay can be accessed by calling 888-203-1112 (U.S. and Canada) or 719-457-0820 (international). The access code for the replay is 5064769. A replay of the webcast can also be accessed from the Company's website and will be available for 30 days following the call.

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company. Excluded items include charges for interest, income taxes, amortization, depreciation and impairment of business goodwill. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables contained herein in the appendix to the earnings release dated November 1, 2006. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income in Schedule 2B below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Performance Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents and crop protection chemicals as well as in the plastics, paper, metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, the outcome of the Company's disputes with Ethyl and the impact on the Company's tetra ethyl lead business related thereto, changes in the terms of trading with significant customers or gain or loss thereof, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Mark Harrop

RF|Binder Partners

+1-212-994-7533

Mark.Harrop@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30

	2006	2005	2006	2005
	(millions of dollars except per share data)

Net sales	$135.5	$133.0	$366.3	$392.2
Cost of goods sold	(86.0)	(88.0)	(230.3)	(251.2)
Gross profit	49.5	45.0	136.0	141.0

Selling, general and administrative	(22.2)	(20.1)	(64.3)	(70.8)
Research and development	(3.1)	(2.6)	(8.3)	(8.6)
Restructuring charge	(0.4)	(10.6)	(3.4)	(25.1)
Amortization of intangible assets	(3.2)	(3.2)	(9.5)	(9.5)
Impairment of Octane Additives business goodwill	(10.4)	(7.4)	(29.4)	(124.1)
Profit on disposals (net)	9.6	-	9.2	-
	(29.7)	(43.9)	(105.7)	(238.1)
Operating income / (loss)	19.8	1.1	30.3	(97.1)
Other net income / (expense)	1.4	(9.8)	3.1	(9.5)
Interest expense (net)	(1.7)	(1.9)	(5.1)	(5.5)
Income / (loss) before income taxes	19.5	(10.6)	28.3	(112.1)
Minority interest Income taxes	(0.1) (8.9)	(0.2) 1.8	(0.1) (16.1)	(0.2) (3.7)
Income / (loss) from continuing operations	10.5	(9.0)	12.1	(116.0)
Discontinued operations, net of tax	-	(0.1)	-	(0.3)
Net income / (loss)	$10.5	$(9.1)	$12.1	$(116.3)

Earnings / (loss) per share Basic	$0.88	$(0.74)	$1.00	$(9.40)
Diluted	$0.84	$(0.74)	$0.95	$(9.40)

Weighted average shares Basic	11,900	12,359	12,140	12,378
Outstanding in thousands Diluted	12,498	12,359	12,719	12,378

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
	(millions of dollars)

Net sales
Fuel Specialties	$75.3	$59.8	$203.8	$171.0
Performance Chemicals	30.8	25.1	86.8	79.4
Octane Additives	29.4	48.1	75.7	141.8
Total	135.5	133.0	366.3	392.2

Gross profit
Fuel Specialties	25.9	18.7	74.8	56.7
Performance Chemicals	6.7	3.5	16.0	12.7
Octane Additives	16.9	22.8	45.2	71.6
Total	49.5	45.0	136.0	141.0

Operating income
Fuel Specialties	13.5	7.6	37.1	20.0
Performance Chemicals	2.5	(0.2)	4.1	1.1
Octane Additives	10.3	17.6	28.6	54.3
FAS 87 pension (charge)	-	(0.4)	-	(1.3)
Corporate costs	(5.3)	(5.5)	(15.9)	(22.0)
Total	21.0	19.1	53.9	52.1

Restructuring charge	(0.4)	(10.6)	(3.4)	(25.1)
Impairment of Octane Additives business goodwill	(10.4)	(7.4)	(29.4)	(124.1)
Profit on disposals (net)	9.6	-	9.2	-
Operating income / (loss)	$19.8	$1.1	$30.3	$(97.1)

Schedule 2B
NON GAAP MEASURES
	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
	(millions of dollars)

Net income / (loss)	$10.5	$(9.1)	$12.1	$(116.3)
Interest expense (net)	1.7	1.9	5.1	5.5
Income taxes	8.9	(1.8)	16.1	3.7
Depreciation and amortization	6.7	6.5	19.4	19.7
Impairment of Octane Additives business goodwill	10.4	7.4	29.4	124.1
EBITDA	38.2	4.9	82.1	36.7

Fuel Specialties	14.3	8.4	39.3	22.5
Performance Chemicals	4.1	1.6	8.8	6.2
Octane Additives	13.6	20.8	38.3	63.9
Corporate	(4.3)	(5.2)	(13.1)	(20.8)
Restructuring charge Profit on disposals (net) Other net income / (expense) Minority interest	27.7 (0.4) 9.6 1.4 (0.1)	25.6 (10.6) - (9.8) (0.2)	73.3 (3.4) 9.2 3.1 (0.1)	71.8 (25.1) - (9.5) (0.2)
Discontinued operations, net of tax	-	(0.1)	-	(0.3)
EBITDA	$38.2	$4.9	$82.1	$36.7

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	September 30 2006	December 31 2005
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$91.9	$68.9
Restricted cash*	2.3	4.3
Accounts receivable (less allowance	80.3	64.8
of $2.4 and $2.2 respectively)
Inventories	116.2	96.5
Prepaid expenses	5.8	5.3
Total current assets	296.5	239.8

Property, plant and equipment	63.8	67.3
Goodwill	171.1	200.4
Intangible assets	33.6	43.0
Prepaid pension cost	115.3	113.0
Deferred finance costs	1.8	2.1
Other assets	-	9.7
	$682.1	$675.3
Liabilities and Stockholders' Equity
Short term borrowings	$17.5	$14.5
Current portion of plant closure provisions	6.3	10.1
Current portion of deferred income	2.0	2.0
Accounts payable	51.0	54.5
Accrued liabilities	49.3	59.4
Accrued income taxes Dividend payable	13.9 0.9	- -
Total current liabilities	140.9	140.5
Plant closure provisions (net of current portion)	21.8	21.0
Deferred income taxes	42.1	41.9
Deferred income (net of current portion)	1.3	2.9
Long-term debt (net of current portion)	132.8	130.1
Other liabilities	22.7	24.2
Minority interest	0.1	0.3
Total Stockholders' Equity	320.4	314.4
	$682.1	$675.3

*As part of the consideration for Aroma Fine Chemicals the Company issued the vendors with GBP2.5m ($4.5m) of loan notes. Under the terms of the agreement the loan notes have been secured by an equal amount of restricted cash in escrow. One tranche of GBP1.25m ($2.2m) has been paid in January 2006 and one tranche of GBP1.25m ($2.3m) was paid in October 2006.

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30
	2006	2005
	(millions of dollars)
Cash Flows from Operating Activities

Net income / (loss)	$12.1	$(116.3)
Adjustments to reconcile net income / (loss) to cash provided by operating activities:
Depreciation and amortization	20.0	20.5
Impairment of Octane Additives business goodwill	29.4	124.1
Deferred income taxes (Profit)/loss on disposal of property, plant and equipment	0.1 (9.2)	(1.9) 2.5
Changes in working capital	(44.1)	(15.7)
Income taxes and other current liabilities Impairment of unconsolidated investments	18.6 -	(15.0) 6.2
Movement in plant closure provisions	(3.4)	2.5
Movement in pension prepayment	(2.3)	7.4
Stock option compensation charge	1.2	-
Movements in other non-current liabilities	(1.9)	1.7
Other	(0.2)	(0.1)
Net cash provided by operating activities	20.3	15.9

Cash Flows from Investing Activities

Capital expenditures Proceeds on disposal of property, plant & equipment (net)	(3.4) 9.4	(5.0) 0.1
Business combinations, net of cash acquired	-	(22.3)
Disposal of unconsolidated investment	2.6	-
Net cash provided by / (used in) investing activities	8.6	(27.2)

Cash Flows from Financing Activities

Net increase in borrowings	7.6	41.1
Increase in deferred finance costs	(0.4)	-
Dividends paid	(1.0)	(1.7)
Issue of treasury stock	1.7	1.3
Repurchase of common stock	(14.7)	(2.0)
Minority interest	0.1	0.2
Net cash (used in) / provided by financing activities	(6.7)	38.9
Effect of exchange rate changes on cash	0.8	3.7
Net change in cash and cash equivalents	23.0	31.3
Cash and cash equivalents at beginning of period	68.9	33.3
Cash and cash equivalents at end of period	$91.9	$64.6

Amortization of deferred finance costs of $0.6m for the nine months to September 30, 2006 (2005 - $0.8m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.